News Release

FIRST FINANCIAL CORPORATION
One First Financial Plaza, Terre Haute, Indiana 47807 (812) 238-6000

For more information contact:
October 25, 2019	Rodger A. McHargue at (812) 238-6334

First Financial Corporation reports 3rd Quarter results

TERRE HAUTE, INDIANA - First Financial Corporation (NASDAQ:THFF) today announced results for the third quarter of 2019. Net income for the three months ending September 30, 2019 was $12.3 million compared to $11.3 million for the same period of 2018. Diluted net income per common share of $0.93 compared to $0.92 for the same period of 2018. Return on assets for the three months ended September 30, 2019 was 1.33% compared to 1.53% for the three months ended September 30, 2018. These quarterly comparisons include the Corporation's acquisition of HopFed Bancorp, Hopkinsville, Kentucky on July 27, 2019. Total assets acquired were $926 million, including $675 million in loans. The acquisition also included $736 million in deposits. Acquisition related expenses from the transaction are also included in the expenses in each quarterly comparison.

The Corporation further reported net income of $34.5 million for the nine months ended September 30, 2019 versus $35.5 million for the comparable period of 2018. The Corporation's 2018 results included a recovery of a security previously written down for other than temporary impairment which contributed $6.9 million to pre-tax income. Diluted net income per common share for the nine months ended September 30, 2019 was $2.74 versus $2.90 for the comparable period of 2018. Return on assets for the nine months ended September 30, 2019 was 1.42% compared to 1.59% for the nine months ended September 30, 2018.

Average total loans for the third quarter of 2019 were $2.47 billion versus $1.93 billion for the comparable period in 2018, an increase of $545.3 million or 28.3%, primarily due to the acquisition. Total loans outstanding increased $726.7 million, or 37.42%, from $1.94 billion as of September 30, 2018 to $2.67 billion as of September 30, 2019. On a linked quarter basis, average total loans increased $492.4 million from $1.98 billion for the quarter ending June 30, 2019.

Average total deposits for the quarter ended September 30, 2019 were $3.02 billion versus $2.44 billion as of September 30, 2018, primarily due to the acquisition. Total deposits were $3.22 billion as of September 30, 2019 compared to $2.41 billion as of September 30, 2018. On a linked quarter basis, average total deposits increased $552.9 million from $2.46 billion for the quarter ending June 30, 2019.

Book Value per share was $40.59 at September 30, 2019 compared to $34.91 at September 30, 2018. Shareholders equity at September 30, 2019 was $556.6 million compared to $427.8 million on September 30, 2018. The corporation’s tangible common equity to tangible asset ratio was 12.08% at September 30, 2019, compared to 13.31% at September 30, 2018.

Net interest income for the third quarter of 2019 was $34.0 million compared to $28.8 million reported for the same period of 2018. The net interest margin for the quarter ended September 30, 2019 was 4.04% compared to 4.29% reported at September 30, 2018.

Nonperforming loans as of September 30, 2019 were $14.4 million versus $16.2 million as of September 30, 2018. The ratio of nonperforming loans to total loans and leases was 0.54% as of September 30, 2019 versus 0.83% as of September 30, 2018.

Net charge-offs were $2.0 million for the third quarter of 2019 compared to $1.2 million in the same period of 2018. The Corporation’s allowance for loan losses as of September 30, 2019 was $19.8 million compared to $20.3 million as of September 30, 2018. The allowance for loan losses as a percent of total loans was 0.74% as of September 30, 2019 compared to 1.05% at September 30, 2018. Loans acquired from HopFed are recorded at fair value and therefore do not have an allowance recorded.

Non-interest income for the three months ended September 30, 2019 and 2018 was $9.7 million and $8.9 million, respectively. This included a $268 thousand increase in service charges on deposits, a $318 thousand increase in other service fees, and a $247 thousand increase in gains on the sale of mortgages.

Non-interest expense for the three months ended September 30, 2019 was $27.4 million compared to $22.3 million in 2018, which includes $1.6 million of expenses related to the acquisition of HopFed Bancorp. Also included is a $1.9 million increase in salaries, which is primarily attributed to the acquisition. The Corporation’s efficiency ratio was 61.18% for the quarter ending September 30, 2019 versus 57.54% for the same period in 2018.

Income tax expense for the three months ended September 30, 2019 was $2.6 million versus $2.7 million for the same period in 2018. The effective tax rate for 2019 was 18.82% compared to 20.11% for 2018.

Norman L. Lowery, President and Chief Executive Officer, commented “During the third quarter, we completed our acquisition of HopFed Bancorp and Heritage Bank. We are extremely excited about the potential growth opportunities provided by these new markets.”

First Financial Corporation is the holding company for First Financial Bank N.A. in Indiana, Illinois, Kentucky, and Tennessee, and The Morris Plan Company of Terre Haute in Indiana.

	Three Months Ended			Six Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2019	2019	2018	2019	2018
END OF PERIOD BALANCES
Assets	$3,988,119	$3,064,212	$2,980,935	$3,988,119	$2,980,935
Deposits	$3,220,122	$2,463,018	$2,407,061	$3,220,122	$2,407,061
Loans, including net deferred loan costs	$2,668,476	$2,010,198	$1,941,780	$2,668,476	$1,941,780
Allowance for Loan Losses	$19,799	$20,250	$20,301	$19,799	$20,301
Total Equity	$556,582	$477,820	$427,774	$556,582	$427,774
Tangible Common Equity (a)	$469,904	$442,496	$392,109	$469,904	$392,109

AVERAGE BALANCES
Total Assets	$3,680,041	$3,033,788	$2,965,825	$3,239,295	$2,972,907
Earning Assets	$3,468,396	$2,836,110	$2,785,582	$3,043,010	$2,786,588
Investments	$995,092	$851,723	$857,624	$899,188	$866,694
Loans	$2,471,346	$1,978,991	$1,926,051	$2,140,890	$1,916,567
Total Deposits	$3,017,085	$2,464,212	$2,435,281	$2,636,487	$2,450,865
Interest-Bearing Deposits	$2,914,816	$2,032,886	$2,010,467	$2,315,658	$2,026,813
Interest-Bearing Liabilities	$113,019	$39,269	$49,808	$74,737	$46,274
Total Equity	$491,586	$471,156	$427,530	$471,136	$420,654

INCOME STATEMENT DATA
Net Interest Income	$33,999	$29,752	$28,827	$93,177	$86,984
Net Interest Income Fully Tax Equivalent (b)	$35,054	$30,721	$29,841	$96,176	$89,988
Provision for Loan Losses	$1,500	$230	$1,470	$3,200	$4,298
Non-interest Income	$9,746	$9,743	$8,909	$27,125	$29,973
Non-interest Expense	$27,409	$23,492	$22,297	$74,594	$68,191
Net Income	$12,257	$12,569	$11,313	$34,508	$35,527

PER SHARE DATA
Basic and Diluted Net Income Per Common Share	$0.93	$1.02	$0.92	$2.74	$2.9
Cash Dividends Declared Per Common Share	$—	$0.52	$—	$0.52	$0.51
Book Value Per Common Share	$40.59	$38.88	$34.91	$40.59	$34.91
Tangible Book Value Per Common Share (c)	$30.81	$35.46	$31.98	$34.27	$32.00
Basic Weighted Average Common Shares Outstanding	13,141	12,290	12,255	12,574	12,253

(a) Tangible common equity is a non-GAAP financial measure derived from GAAP-based amounts. We calculate tangible common equity by excluding goodwill and other intangible assets from shareholder's equity.
(b) Net interest income fully tax equivalent is a non-GAAP financial measure derived from GAAP-based amounts. We calculate net interest income fully tax equivalent by adding back the tax equivalent factor of tax exempt income to net interest income. We calculate the tax equivalent factor of tax exempt income by dividing tax exempt income by the net of tax rate of 75%.
(c) Tangible book value per common share is a non-GAAP financial measure derived from GAAP-based amounts. We calculate the factor by dividing average tangible common equity by average shares outstanding. We calculate average tangible common equity by excluding average intangible assets from average shareholder's equity.

Key Ratios	Three Months Ended			Six Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2019	2019	2018	2019	2018
Return on average assets	1.33%	1.66%	1.53%	1.42%	1.59%
Return on average common shareholder's equity	9.97%	10.67%	10.58%	9.74%	11.23%
Efficiency ratio	61.18%	58.06%	57.54%	60.50%	56.84%
Average equity to average assets	13.36%	15.53%	14.42%	14.54%	14.15%
Net interest margin (a)	4.04%	4.33%	4.29%	4.21%	4.31%
Net charge-offs to average loans and leases	0.32%	0.49%	0.26%	0.24%	0.27%
Loan and lease loss reserve to loans and leases	0.74%	1.01%	1.05%	0.74%	1.05%
Loan and lease loss reserve to nonperforming loans	137.45%	133.14%	125.35%	137.45%	125.35%
Nonperforming loans to loans and leases	0.54%	0.76%	0.83%	0.54%	0.83%
Tier 1 leverage	13.07%	14.83%	14.45%	13.07%	14.45%
Risk-based capital - Tier 1	15.09%	18.65%	18.36%	15.09%	18.36%
(a) Net interest margin is calculated on a tax equivalent basis.

Asset Quality	Three Months Ended			Six Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2019	2019	2018	2019	2018
Accruing loans and leases past due 30-89 days	$10,462	$8,296	$8,413	$10,462	$8,413
Accruing loans and leases past due 90 days or more	$744	$683	$1,314	$744	$1,314
Nonaccrual loans and leases	$9,533	$9,985	$10,035	$9,533	$10,035
Total troubled debt restructuring	$4,127	$4,541	$4,847	$4,127	$4,847
Other real estate owned	$3,717	$498	$520	$3,717	$520
Nonperforming loans and other real estate owned	$18,121	$15,707	$16,716	$18,121	$16,716
Total nonperforming assets	$21,725	$19,040	$20,139	$21,725	$20,139
Gross charge-offs	$2,926	$1,906	$2,348	$6,941	$6,692
Recoveries	$975	$966	$1,108	$3,104	$2,786
Net charge-offs/(recoveries)	$1,951	$940	$1,240	$3,837	$3,906

CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands, except per share data)

	September 30, 2019	December 31, 2018
	(unaudited)
ASSETS
Cash and due from banks	$80,193	$74,388
Securities available-for-sale	939,944	784,916
Loans:
Commercial	1,583,002	1,166,352
Residential	708,056	443,670
Consumer	373,747	341,041
	2,664,805	1,951,063
(Less) plus:
Net deferred loan costs	3,671	2,925
Allowance for loan losses	(19,799)	(20,436)
	2,648,677	1,933,552
Restricted stock	13,624	10,390
Accrued interest receivable	18,735	13,970
Premises and equipment, net	70,592	46,554
Bank-owned life insurance	97,810	86,186
Goodwill	75,417	34,355
Other intangible assets	11,261	1,197
Other real estate owned	3,717	603
Other assets	28,149	22,607
TOTAL ASSETS	$3,988,119	$3,008,718

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest-bearing	$560,537	$431,923
Interest-bearing:
Certificates of deposit exceeding the FDIC insurance limits	130,270	42,284
Other interest-bearing deposits	2,529,315	1,962,520
	3,220,122	2,436,727
Short-term borrowings	90,852	69,656
Other liabilities	74,788	59,634
TOTAL LIABILITIES	3,431,537	2,566,017

Shareholders’ equity
Common stock, $.125 stated value per share;
Authorized shares-40,000,000
Issued shares-16,055,466 in 2019 and 14,612,540 in 2018
Outstanding shares-13,713,355 in 2019 and 12,278,295 in 2018	2,004	1,824
Additional paid-in capital	139,073	76,774
Retained earnings	484,834	456,716
Accumulated other comprehensive income/(loss)	145	(23,454)
Less: Treasury shares at cost-2,342,111 in 2019 and 2,334,245 in 2018	(69,474)	(69,159)
TOTAL SHAREHOLDERS’ EQUITY	556,582	442,701
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,988,119	$3,008,718

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Dollar amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
	(unaudited)
INTEREST INCOME:
Loans, including related fees	$33,363	$25,581	$87,650	$73,982
Securities:
Taxable	3,907	3,601	11,104	13,141
Tax-exempt	1,959	1,873	5,699	5,573
Other	366	320	1,017	959
TOTAL INTEREST INCOME	39,595	31,375	105,470	93,655
INTEREST EXPENSE:
Deposits	5,069	2,365	11,202	6,254
Short-term borrowings	305	167	786	354
Other borrowings	222	16	305	63
TOTAL INTEREST EXPENSE	5,596	2,548	12,293	6,671
NET INTEREST INCOME	33,999	28,827	93,177	86,984
Provision for loan losses	1,500	1,470	3,200	4,298
NET INTEREST INCOME AFTER PROVISION
FOR LOAN LOSSES	32,499	27,357	89,977	82,686
NON-INTEREST INCOME:
Trust and financial services	1,329	1,133	3,657	3,888
Service charges and fees on deposit accounts	3,227	3,002	8,586	8,733
Other service charges and fees	3,720	3,256	10,242	9,747
Securities gains, net	6	3	18	5
Gain on sales of mortgage loans	865	618	1,781	1,458
Other	599	897	2,841	6,142
TOTAL NON-INTEREST INCOME	9,746	8,909	27,125	29,973
NON-INTEREST EXPENSE:
Salaries and employee benefits	14,031	12,485	39,332	38,028
Occupancy expense	1,804	1,894	5,432	5,308
Equipment expense	2,117	1,673	5,685	5,016
FDIC Expense	155	223	494	673
Other	9,302	6,022	23,651	19,166
TOTAL NON-INTEREST EXPENSE	27,409	22,297	74,594	68,191
INCOME BEFORE INCOME TAXES	14,836	13,969	42,508	44,468
Provision for income taxes	2,579	2,656	8,000	8,941
NET INCOME	12,257	11,313	34,508	35,527
OTHER COMPREHENSIVE INCOME
Change in unrealized gains/(losses) on securities, net of reclassifications and taxes	4,124	(3,702)	22,689	(15,585)
Change in funded status of post retirement benefits, net of taxes	303	281	910	(2,021)
COMPREHENSIVE INCOME	$16,684	$7,892	$58,107	$17,921
PER SHARE DATA
Basic and Diluted Earnings per Share	$0.93	$0.92	$2.74	$2.90
Weighted average number of shares outstanding (in thousands)	13,141	12,255	12,574	12,253